Exhibit 4.12

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a summary of the material terms of:

•

the shares of common stock, $0.01 par value per share (“Common Stock”), of Host Hotels & Resorts, Inc., a Maryland corporation (the “Company” or the “General Partner”), as well as certain relevant provisions of the charter (the “Charter”) and amended and restated bylaws (the “Bylaws”) of the Company and the Maryland General Corporation Law (the “MGCL”): and

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the common units of limited partnership interest (the “OP Units”) in Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Operating Partnership”), as well as certain relevant provisions of the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”).

The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, for the Common Stock, the full text of the Charter, the Bylaws and the MGCL and, for the OP Units, the provisions of the Partnership Agreement.  Copies of the Charter, Bylaws and the Partnership Agreement have been filed as exhibits to the Annual Report on Form 10-K to which this “Description of Securities Registered Under Section 12 of the Exchange Act” is an exhibit.

I.	COMMON STOCK OF HOST HOTELS & RESORTS, INC.

As of February 20, 2020, the Company had 1,050,000,000 shares of Common Stock authorized, 705,881,741 of which were issued and outstanding, and 50,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), authorized, none of which were issued and outstanding.

Dividend, Voting and Other Rights of Holders of Common Stock

Holders of Common Stock are entitled to receive dividends when authorized by the Board of Directors (the “Board”) and declared by the Company out of assets legally available for the payment of dividends. Holders of Common Stock are also entitled to share ratably in the Company’s assets legally available for distribution to the stockholders in the event of the Company’s liquidation, dissolution or winding up, after payment of or adequate provision for all of the Company’s known debts and liabilities. These rights are subject to the preferential rights of any other class or series of stock and to the provisions of the Charter regarding restrictions on transfer and ownership of stock.

Subject to the Charter restrictions on transfer and ownership of stock (see “—Restrictions on Ownership and Transfer of Shares” below), each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of Common Stock have no preference, conversion, exchange, sinking fund or redemption rights, generally have no appraisal rights and have no preemptive rights to subscribe for any of the Company’s securities. Subject to the Charter restrictions on transfer and ownership of the Company’s stock, all shares of Common Stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless the transaction is advised by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Charter generally does not provide for a lesser percentage in these situations except that the Charter may be amended by the affirmative vote of holders of not less than a majority of all votes entitled to be cast (other than those amendments specifically identified in the Charter as requiring the affirmative vote of holders of not less than two-thirds of all votes entitled to be cast). Also, because many of the Company’s operating assets are held by the Company’s subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of the Company’s stockholders.

The transfer agent for the Common Stock is Computershare Trust Company, N.A.

Listing

The Common Stock is listed on the New York Stock Exchange under the symbol “HST”.

Power to Issue Additional Shares

The Board has the power to classify or reclassify unissued Common Stock or Preferred Stock and thereafter to issue such classified or reclassified shares. These actions may be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of shares of stock or the rules of any securities exchange or automated quotation system on which the securities of the Company may be listed or traded. The Board could authorize the Company to issue additional classes or series of Common Stock or Preferred Stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the Company, even if such transaction or change of control involves a premium price for the stockholders of the Company or stockholders believe that such transaction or change of control may be in their best interests.

Restrictions on Ownership and Transfer of Shares

For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year other than the first year for which an election to be treated as a REIT has been made.

In addition, if the Company, or one or more owners of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company or of a tenant of any partnership in which the Company is a partner, the rent received by the Company either directly or through any such partnership from such tenant generally will not be qualifying income for purposes of the REIT gross income tests of the Internal Revenue Code unless the tenant qualifies as a “taxable REIT subsidiary” and the leased property is a “qualified lodging facility” operated by an “eligible independent contractor” under the Internal Revenue Code. A REIT’s shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year other than the first year for which an election to be treated as a REIT has been made.

Because the Board believes it is desirable for the Company to qualify as a REIT, among other purposes, the Charter provides that, subject to certain exceptions, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than:

•	9.8% in value or number of shares, whichever is more restrictive, of shares of Common Stock outstanding; or

•	9.8% in value or number of shares, whichever is more restrictive, of any class or series of shares of Preferred Stock or other shares of any class or series of the Company’s stock.

The ownership attribution rules under the Internal Revenue Code are complex and may cause capital stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the Common Stock or the acquisition or ownership of an interest in an entity that owns, actually or constructively, Common Stock, by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding Common Stock and thus subject such Common Stock to the remedy provision under the ownership limit. The Board may grant an exemption from the ownership limit with respect to one or more persons who would not be treated as “individuals” for purposes of the Internal Revenue Code if it is satisfied, based upon an opinion of counsel or such other evidence as is satisfactory to the Board in its sole and absolute discretion, that:

•	such ownership will not cause a person who is an individual to be treated as owning capital stock in excess of the ownership limit, applying the applicable constructive ownership rules; and

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such ownership otherwise will not jeopardize the Company’s status as a REIT, for example, by causing any tenant of the Operating Partnership to be considered a “related party tenant” for purposes of the REIT qualification rules.

As a condition of such waiver, the Board may require undertakings and representations from the applicant with respect to preserving the REIT status of the Company.

The Board has the authority to increase or decrease the ownership limit from time to time, subject to limitations in the Charter, but does not have the authority to do so to the extent that, after giving effect to such increase, five beneficial owners of capital stock could beneficially own in the aggregate more than 49.5% of the value of the outstanding capital stock of the Company.

The Charter further prohibits:

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any person from actually or constructively owning shares of capital stock of the Company that would result in the Company being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause the Company to fail to qualify as a REIT; and

•	any person from transferring shares of the Company’s capital stock if such transfer would result in shares of the Company’s capital stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of the Company’s capital stock that will or may violate any of the foregoing restrictions on transfer and ownership is required to give notice immediately to the Company, or, in the case of an attempted transaction, at least 15 days prior written notice, and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company’s status as a REIT.

If any purported transfer of shares of the Company’s capital stock or any other event would otherwise result in any person violating the ownership limit or the other restrictions in the Charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the “Prohibited Transferee”) as to that number of shares that exceeds the ownership limit (referred to as “excess shares”) and:

•	the Prohibited Transferee shall acquire no right or interest in the excess shares; and

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in the case of any event other than a purported transfer, the person or entity holding record title to any excess shares (the “Prohibited Owner”) shall cease to own any right or interest in such excess shares.

Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the “Beneficiary”). The automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of the violating transfer. Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust, who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner, will be required to sell the excess shares to a person designated by the trustee who could own the shares without violating the ownership limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of the excess shares as of the date of the event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to those excess shares, and also will be entitled to exercise all voting rights with respect to those excess shares. Subject to Maryland law, effective as of the date that the excess shares have been transferred to the trust, the trustee shall have the authority to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by the Company that the excess shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary.

However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner, prior to the discovery by the Company that the excess shares had been automatically transferred to a trust as described above, will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective to prevent violation of the ownership limit, the Charter then provides that the transfer of the excess shares will be void.

In addition, shares of the Company’s stock held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust or, in the case of a devise, gift or other similar transaction, the market price of the shares at the time of the devise, gift or other transaction and (ii) the market price of the shares on the date the Company, or its designee, accepts the offer. The Company will have the right to accept the offer until the trustee has sold the shares held in the trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the Prohibited Owner.

The foregoing restrictions on transfer and ownership will not apply if the Board determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions on transfer and ownership is no longer required for the Company to qualify as a REIT.

Any certificates representing shares of the Company’s capital stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such lower percentage as provided in the rules and regulations under the Internal Revenue Code, of the lesser of the number or value of the outstanding shares of the Company’s capital stock must give a written notice to the Company within 30 days after the end of each taxable year. In addition, each stockholder will, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of the Company’s capital stock as the Board deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The ownership limit could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium for the Company’s stockholders over the then prevailing market price.

Certain Provisions of Maryland Law and of the Charter and Bylaws

The Board of Directors

The Charter provides that the number of directors may be established by the Board but may not be fewer than three nor more than thirteen. The Bylaws provide that each director shall be elected by a majority of the total votes cast for and against each director in an uncontested election. Directors are elected by a plurality vote in any contested elections. Any nominee for director not elected by the vote required in the Bylaws and who is an incumbent director shall promptly tender his or her resignation to the Board for consideration.

There is no cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of Common Stock will be able to elect all of the directors standing for election.

Removal of Directors; Vacancies

The Charter provides that, except for any directors who may be elected by holders of a class or series of shares other than Common Stock, a director may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of directors. Vacancies on the Board may be filled, at any regular meeting or at any special meeting called for that purpose, by the affirmative vote of the remaining directors except that a vacancy resulting from an increase in the number of directors may be filled by a majority of the entire Board. Any vacancy resulting from the removal of a director by the stockholders may be filled by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of directors. The affirmative vote of holders of at least two-thirds of all the votes entitled to be cast is required to amend, alter, change, repeal or adopt any provisions in the Charter inconsistent with the foregoing director removal provisions. These provisions preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and, thus, may reduce the vulnerability of the Company to an unsolicited takeover proposal which may not be in the best interest of the stockholders.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the MGCL, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s outstanding voting stock; or

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an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The MGCL provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

The Board has not opted out of the business combinations provisions of the MGCL and the Company is subject to the five-year prohibition and the super-majority voting requirements with respect to business combinations involving the Company; however, as permitted under the MGCL, the Board may elect to opt out of these provisions in the future.

The business combination statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of holders of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of the Company’s stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Amendments to the Charter and Bylaws

The Charter may be amended by the affirmative vote of holders of not less than a majority of all of the votes entitled to be cast on the matter; provided, however, that any amendment to certain Charter provisions specifically identified in the Charter, including provisions on removal of directors and filling vacancies, restrictions on transfer and ownership of stock, the vote required for certain extraordinary transactions and indemnification, must be approved by the affirmative vote of holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

The Charter provides that the Bylaws may be altered, amended or repealed, in whole or in part, and new Bylaws may be adopted by the Board or by the affirmative vote of stockholders holding a majority of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

The Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Board and the proposal of business to be considered by stockholders may be made only (i) pursuant to the Company’s notice of the meeting, (ii) by the Board or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in the Company’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board at a special meeting may be made only (i) by or at the direction of the Board, (ii) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in connection with a proposal to remove directors, each in compliance with the Bylaws, and that has supplied the information required by the Bylaws about each individual whom the stockholder proposes to nominate for election or (iii) provided that the special meeting has been called in accordance with the Bylaws, by any stockholder who is a stockholder of record both at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

Proxy Access Procedures for Qualifying Stockholders

The Company’s Bylaws permit a stockholder, or a group of no more than 20 stockholders, that own at least 3% or more of the shares of Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials candidates for election as directors of the Company, subject to certain terms and conditions.  Such stockholder(s) or group(s) of stockholders may nominate director candidates constituting up to the greater of two individuals or 20% of the Board, provided that the stockholder(s), group(s) of stockholders and the director nominee(s) satisfy the eligibility, notice and other requirements specified in the Bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Through provisions in the Charter and the Bylaws unrelated to Subtitle 8, the Company already (a) requires a two-thirds vote for the removal of any director from the Board and (b) vests in the Board the exclusive power to fix the number of directorships. The Board has adopted a resolution prohibiting the Company from electing to be subject to the provision of Subtitle 8 which permits the board of directors to divide its directorships into classes. The Board may not repeal this prohibition unless the repeal is approved by the stockholders of the company by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors. The Charter requires that a stockholder-requested special meeting of stockholders be called by the Company’s secretary upon the written request of stockholders entitled to cast 25% of all the votes entitled to be cast. However, the stockholder-requested special meeting does not need to be called to consider any matter which is substantially the same as a matter voted on during the preceding 12 months unless requested by stockholders entitled to case a majority of the votes entitled to be cast.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The business combination provisions of the MGCL, the provisions of the Charter on removal of directors, the stock transfer and ownership restrictions in the Charter and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock.

Limitation of Liability and Indemnification of Directors and Officers

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains a provision limiting directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Charter provides that the Company shall indemnify (i) its directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by the laws of the State of Maryland, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by the Board or the Bylaws and be permitted by law. The Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer of the Company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer or partner and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. The Bylaws also permit the Company to indemnify and advance expenses to any person who served as a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, the Company is required, as a condition to advancing expenses, to obtain (1) a written affirmation by the director, officer or employee of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the applicable standard of conduct was not met.

The Company has also entered into indemnification agreements with its directors and executive officers that obligate it to indemnify them to the maximum extent permitted under Maryland law. The agreements require the Company to indemnify the director or officer (the “indemnitee”) against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding to which such person became subject by reason of his or her status as a present or former director or officer of the Company or any other corporation or enterprise for which such person is or was serving at the Company’s request unless it is established that the indemnitee did not meet the standard of conduct set forth above or one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreement requires the Company to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by the Company of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses incurred and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and
•	a written undertaking by or on behalf of the indemnitee to repay the amount of any expenses advanced to the indemnitee if it is ultimately determined that the standard of conduct was not met.

The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of the Company.

II.	COMMON UNITS OF LIMITED PARTNERSHIP INTEREST IN HOST HOTELS & RESORTS, L.P.

For purposes of this Part II, any reference to the “Company” or “General Partner” refers solely to Host Hotels & Resorts, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires. The number of outstanding common OP Units as of February 20, 2020 was 698,514,143, of which 691,037,305 were owned by the Company.

Distribution Rights, Allocations of Net Income and Net Losses to Partners

Holders of OP Units (other than the Company in its capacity as general partner) will hold a limited partnership interest in the Operating Partnership, and all holders of OP Units (including the Company in its capacity as general partner) will be entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership, subject to the distribution preferences of any preferred units that may be issued from time to time. Pursuant to the conversion factor in effect as of December 31, 2019, each OP Unit receives distributions that are 1.021494 times the amount distributed to each share of the Company’s common stock. For more information, see “—Redemption/Conversion Rights” below.

The Partnership Agreement provides for the quarterly distribution of Available Cash (as defined in the Partnership Agreement) to the Company and the limited partners as holders of OP Units in proportion to their percentage interests in the Operating Partnership. “Available Cash” is generally defined in the Partnership Agreement as cash revenues and funds received, plus any reduction in reserves, and minus interest and principal payments on debt, capital expenditures, permitted investments, any additions to reserves and other adjustments.

The Partnership Agreement provides that if the Operating Partnership operates at a net loss, net losses shall be allocated to the Company and the limited partners in proportion to their respective percentage ownership interests in the Operating Partnership, provided that net losses that would have the effect of creating a deficit balance in a limited partner’s capital account (“Excess Losses”) will be reallocated to the Company.

The Partnership Agreement also provides that, if the Operating Partnership operates at a net profit, net income shall be allocated first to the Company to the extent of Excess Losses with respect to which the Company has not previously been allocated net income, the remaining net income shall be allocated to limited partners to the extent net losses previously allocated to each such limited partner exceed net income previously allocated to each such limited partner, and any remaining net income shall be allocated in proportion to the respective percentage ownership interests of the Company and the limited partners. Finally, the Partnership Agreement provides that if the Operating Partnership has preferred units outstanding, income will first be allocated to such preferred units to the extent necessary to reflect and preserve the economic rights associated with such preferred units.

Voting Rights

Management of the Operating Partnership

All management powers over the business and affairs of the Operating Partnership are exclusively vested in the General Partner, and no limited partner has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership. Except as otherwise expressly provided in the Partnership Agreement, the General Partner may not be removed by the limited partners with or without cause.

The General Partner may not take any action in contravention of an express prohibition or limitation of the Partnership Agreement without the written consent of (i) all partners adversely affected or (ii) such lower percentage of OP Units as may be specifically provided for under the Partnership Agreement or the Delaware Revised Uniform Limited Partnership Act (the “Act”).

Except as otherwise provided by the Partnership Agreement, the General Partner may not, directly or indirectly, cause the Operating Partnership to sell, exchange, transfer or otherwise dispose of all or substantially all of the Operating Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other persons) without the consent of partners holding percentage interests that are more than fifty percent of the aggregate percentage interest represented by all OP Units then entitled to vote thereon (including for this purpose any such OP Units held by the General Partner), provided, however, that the foregoing limitation shall not apply to any leases of all or substantially all of the Operating Partnership’s assets entered into by the Operating Partnership in order to satisfy any REIT requirements.

Amendment of the Partnership Agreement

Amendments to the Partnership Agreement may be proposed by a General Partner or by any limited partners holding twenty-five percent or more of the OP Units. Following such proposal, the General Partner shall submit any proposed amendment to the limited partners. A proposed amendment shall be adopted and be effective if it is approved by the General Partner and, except as otherwise provided by the Partnership Agreement, it receives the consent of limited partners holding percentage interests that are more than fifty percent of the aggregate percentage interest of all limited partners holding OP Units (including for such purpose any such OP Units held by the General Partner).

Notwithstanding the foregoing, the General Partner will have the power, without the consent of the limited partners, to amend the Partnership Agreement as may be required to (i) add to the obligations of the General Partner as general partner or surrender any right or power granted to the General Partner as general partner, (ii) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the Partnership Agreement, (iii) establish the rights, powers, duties and preferences of any additional OP Units issued in accordance with the terms of the Partnership Agreement, (iv) reflect a change that does not materially adversely affect any limited partner, or cure any ambiguity, correct or supplement any provisions of the Partnership Agreement not inconsistent with law or with other provisions of the Partnership Agreement, or make other changes concerning matters under the Partnership Agreement that are not otherwise inconsistent with the Partnership Agreement or applicable law or (v) satisfy any requirements of federal, state or local law.

Certain amendments that would impact limited partner’s rights and obligations require the consent of the Outside Limited Partners (as defined in the Partnership Agreement), the consent of the General Partner, each limited partner that would be adversely affected by such amendment, and/or the consent of holders of ninety percent of OP Units, including OP Units held by the General Partner.

Redemption/Conversion Rights

The holders of the OP Units have the right to require the Operating Partnership to redeem such OP Units, each for an amount of cash equal to the market value of one share of the Company’s common stock multiplied by a conversion factor, which, as of December 31, 2019, is 1.021494. The Company has the right to acquire any OP Unit offered for redemption directly from the holder in exchange for

1.021494 shares of the Company’s common stock instead of the Operating Partnership redeeming such OP Unit for cash. Additionally, for every share of common stock issued by the Company, the Operating Partnership will issue 0.97895 OP Units to the Company in exchange for the consideration received from the issuance of the common stock.

Preemptive Rights

In the event units of any class (including preferred units) are issued to the General Partner using proceeds of any exercise of rights issued under a stockholder rights plan (or other similar arrangement), then the holders of OP Units, as a group, and again individually, shall have the right to acquire, at the same price per unit paid by the General Partner, additional units of the respective class proportional to their share of ownership of the OP Units.

Liquidation Rights

Except as otherwise provided in the Partnership Agreement, each limited partner looks solely to the assets of the Operating Partnership for the return of its capital contributions and has no right or power to demand or receive property other than cash from the Operating Partnership. Except as otherwise provided in the Partnership Agreement, no limited partner has priority over any other limited partner as to the return of its capital contributions, distributions or allocations.

Restrictions on Alienability

The Partnership Agreement provides that, except as expressly provided in the Partnership Agreement, no limited partner shall, without the prior written consent of the Company (which consent may be withheld in the Company’s sole and absolute discretion), sell, assign, distribute or otherwise transfer all or any portion of his interest in the Operating Partnership.

No limited partner shall have the right to substitute a transferee as a limited partner in its place. The General Partner, however, has the right to consent to the admission of a transferee of the interest of a limited partner pursuant to the Partnership Agreement as a substituted limited partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a substituted limited partner shall not give rise to any cause of action against the Operating Partnership or any partner.

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee as a substituted limited partner, or any transferee does not request admission as a substituted limited partner, such transferee shall be considered an assignee for purposes of the Partnership Agreement. An assignee shall be entitled to all the rights of an assignee of OP Units under the Act, including the right to receive distributions from the Operating Partnership and the share of net income, net losses, gain, loss and recapture income attributable to the OP Units assigned to such transferee, and shall have the rights granted to the limited partners, but shall not be deemed to be a holder of OP Units for any other purpose under the Partnership Agreement, and shall not be entitled to vote such OP Units in any matter presented to the limited partners for a vote (such OP Units being deemed to have been voted on such matter in the same proportion as all other OP Units held by limited partners are voted).

Ownership Limitation

No person (other than the General Partner and the wholly owned subsidiaries of the General Partner) may own more than 4.9% by value of any class of partnership interests (the “Ownership Limitation”). If any transfer of units occurs which, if effective, would result in any person (excluding the General Partner and the wholly owned subsidiaries of the General Partner) owning units in violation of the Ownership Limitation, (i) then that number of partnership interests the constructive ownership of which otherwise would cause such person to violate the Ownership Limitation shall be automatically transferred to a Charitable Trust (as defined in the Partnership Agreement), and such person shall acquire no rights in such partnership interests; or (ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of the Ownership Limitation, then the transfer of that number of partnership interests that otherwise would cause any person to violate the Ownership Limitation shall be void ab initio, and the intended transferee shall acquire no rights in such partnership interests.

Limitations on Change in Control

Except as otherwise expressly provided in the Partnership Agreement, all management powers over the business and affairs of the Operating Partnership are and shall be exclusively vested in the General Partner, and no limited partner shall have any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership.

Except as otherwise expressly provided in the Partnership Agreement, the General Partner may not be removed by the limited partners with or without cause.

Sinking Fund Rights

The OP Units do not have any sinking fund rights.